SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 8-A/A

                                Amendment No. 1

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



                               C. R. BARD, INC.
                               ----------------
            (Exact name of registrant as specified in its charter)



               New Jersey                               No. 22-1454160
 --------------------------------------        -------------------------------
(State of incorporation or organization)      (IRS Employer Identification No.)


           730 Central Avenue
        Murray Hill, New Jersey                             07974
  --------------------------------------                  --------
 (Address of principal executive offices)                (Zip Code)




     Securities to be registered pursuant to Section 12(b) of the Act:

          Title of each class                   Name on each exchange on which
          to be so registered                 each class is to be so registered
          -------------------                 ---------------------------------

      Common Stock Purchase Rights                  New York Stock Exchange


     Securities to be registered pursuant to Section 12(g) of the Act: None

     The undersigned Registrant hereby amends its Registration Statement on Form 8-A filed with the Securities and Exchange Commission on October 12, 1995 with respect to its common stock purchase rights as set forth herein.

Item 1. Description of Registrant's Securities to be Registered.

     On April 21, 2004, the Board of Directors of C. R. Bard, Inc. (the "Company") declared a one-for-one share dividend (the "Share Dividend") on the common stock, $.25 par value, of the Company (the "Common Stock"), payable on May 28, 2004 to shareholders of record on May 17, 2004.

     In connection with the Share Dividend, the Board of Directors of the Company also made the required adjustments to the common stock purchase rights (the "Rights") issued in connection with each outstanding share of Common Stock and which will be issued in connection with each share of Common Stock distributed pursuant to the Share Dividend. The purchase price payable in the event of the exercise of the Rights was adjusted from $120.00 to $60.00 to prevent dilution resulting from the Share Dividend. The redemption price of each Right was adjusted to $.025 per Right from $.05 per Right.

     The adjustments were made in accordance with the provisions of the Rights Agreement dated as of October 11, 1995 between the Company and EquiServe Trust Company, N.A., as successor to First Chicago Trust Company of New York, as Rights Agent, which Rights Agreement is attached as an exhibit to the Company's Form 8-A filed with the Securities and Exchange Commission on October 12, 1995. A copy of the Certificate of Adjustment delivered to the Rights Agent pursuant to the Rights Agreement, which sets forth such required adjustments, is attached hereto as Exhibit 4.2 and is incorporated herein by reference.

Item 2. Exhibits.

     4.1. Rights Agreement dated as of October 11, 1995 between C. R. Bard, Inc. and First Chicago Trust Company of New York, as Rights Agent, filed as Exhibit 1 to the Company's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on October 12, 1995, is incorporated herein by reference.

     4.2. Certificate of Adjustment delivered by C. R. Bard, Inc. to EquiServe Trust Company, N.A., as successor to First Chicago Trust Company of New York, as Rights Agent, on May 28, 2004.

     Pursuant to the requirement of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:  May 28, 2004

                                                C. R. BARD, INC.

                                                By: /s/ Timothy M. Ring
                                                -------------------------
                                                    Name: Timothy M. Ring
                                                    Title: Chairman and Chief
                                                            Executive Officer

                                                                   Exhibit 4.2

                           CERTIFICATE OF ADJUSTMENT

     Pursuant to Sections 11 and 12 of the Rights Agreement (the "Rights Agreement") dated as of October 11, 1995 between C. R. Bard, Inc. (the "Company") and EquiServe Trust Company, N.A., as successor to First Chicago Trust Company of New York, the Company hereby certifies that:

I.   Statement of Facts.
     ------------------

     At its April 21, 2004 meeting, the Company's Board of Directors declared a 1-for-1 share dividend (the "Share Dividend") on the common stock, par value $.25, of the Company (the "Common Stock"), payable on May 28, 2004 to holders of record on May 17, 2004. Pursuant to the provisions of Section 11 of the Rights Agreement, certain adjustments to the Purchase Price (as defined in the Rights Agreement), the Redemption Price (as defined in the Rights Agreement) and number of Rights (as defined in the Rights Agreement) outstanding have been effected as set forth below.

II.  Adjustment.
     ----------

     The following adjustments will be effected as of May 28, 2004 pursuant to the terms of the Rights Agreement:

     (a) Purchase Price. The Purchase Price has been adjusted from $120.00 to $60.00.

     (b) Redemption Price. The Redemption Price has been adjusted from $.05 per Right to $.025 per Right.

     (c) Number of Rights. The number of Rights outstanding has been adjusted, in substitution for any adjustment in the number of shares of Common Stock issuable upon the exercise of a Right, by issuing one new Right for each share of Common Stock issued in the Share Dividend (with one such new Right to be attached to each such share of Common Stock pursuant to the terms of the Rights Agreement).

Dated as of this 28th day of May, 2004.

                                            C. R. BARD, INC.



                                            By: /s/ Timothy M. Ring
                                            -----------------------
                                                Name: Timothy M. Ring
                                                Title: Chairman and Chief
                                                        Executive Officer